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                                                                    EXHIBIT 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                          (IN THOUSANDS, EXCEPT RATIOS)




                                                            1998               1997               1998
                                                         ---------          ---------          ---------
Income (loss) before income taxes and equity
   in net income of joint venture                        $(142,629)         $ (18,631)         $  58,923
Add fixed charges                                            8,256              8,692              2,598
                                                         ---------          ---------          ---------
Earnings (as defined)                                    $(134,373)         $  (9,939)         $  61,521
                                                         =========          =========          =========
Fixed Charges:
   Interest expense                                      $   6,235          $   6,477          $   1,971
   Amortization of debt issuance costs                         487                488                132
   Estimated interest component of rent expense              1,534              1,727                495
                                                         ---------          ---------          ---------

Total fixed charges                                      $   8,256          $   8,692          $   2,598
                                                         =========          =========          =========


Ratio of earnings to fixed charges                              --                 --              23.68
                                                         =========          =========          =========



Earnings were insufficient to cover fixed charges in the years ended December 31, 1998 and 1997, as evidenced by the less than 1:1 coverage ratio. Additional earnings of $142.6 million and $18.6 million were necessary to provide a 1:1 coverage ratio for December 31, 1998 and 1997, respectively.